Exhibit 10.60

NuVios, Inc.
197M Boston Post Road West #337
Marlborough, MA 01752

November 14, 2003

Christopher Mirabelli
HealthCare Ventures LLC
One Kendall Square
Building 300
Cambridge, MA 02139

Dear Mr. Mirabelli:

In connection with a variety of matters regarding NuVios, Inc. (the “Company”), a Delaware corporation, the Company has asked you to serve on the Board of Directors of the Company (the “Board”) and possibly in other capacities for the Company. You have advised us that you are prepared and willing to serve on the Board and may be willing to undertake such other activities at our request, if, but only if, inter alia, you receive a satisfactory indemnification against any and all claims, risks, damages, costs, liabilities and expenses (collectively, “Claims”) to which you may be subjected or exposed as a result of, relating to, or in any way in connection with, any such activities undertaken on behalf of the Company. Claims shall not include any Claims that the Company may have against you for a breach of or default under any agreement between you and the Company.

Accordingly, the Company hereby agrees to defend, indemnify and hold harmless you and your agents (each an “indemnified person”), against any and all Claims, of any and every kind, nature and description, including but not limited to all costs of defense, investigation and settlement, which you may suffer or to which you may be subjected or exposed, as a result of, relating to, or in any way in connection with, activities that you engage in or have engaged in on behalf of, at the request of, or in connection with the Company, in each instance to the fullest extent permitted by law applicable under the circumstances. The foregoing indemnification shall include the obligation of the Company to pay the fees and expenses of your counsel (subject to the provisions below) and shall include the obligation to pay the fees and expenses of counsel for each indemnified person if there would be, or there is believed to be, an actual or potential conflict of interests in having one firm represent all indemnified persons, in each case as such fees and expenses are incurred for you or on your behalf. Such indemnification shall also include the obligation to pay fees and expenses in advance of any determination as to the proprietary of indemnification if there should be any question in that regard, although the Company may require your undertaking to reimburse it for such expenses if it is ultimately determined that the Company is not required to or may not properly indemnify you. Any such undertaking shall be without bond or other security, unless otherwise required by law.

The Company acknowledges that the signatory for the Company of the documents (the “Documents”) executed in connection with the sale of the Company’s Common Stock, Series A

Junior Convertible Preferred Stock and Series B Convertible Redeemable Preferred Stock dated as of November       , 2003 shall not have any liability under the Documents or with respect to any matter related to the Documents in such signatory’s capacity as a representative of the Company.

NUVIOS, INC.

	By:	/s/ Michael Rosenblatt
	Name:	Michael Rosenblatt, M.D.
	Title:	Acting Vice-Chairman

Accepted and Agreed:

/s/ Christopher Mirabelli
Christopher Mirabelli